                                                                         (g)(4)

                        AMENDMENT TO CUSTODIAN AGREEMENT

This AMENDMENT TO CUSTODIAN AGREEMENT (the "Amendment") is dated as of December 9, 2004 by and between Harding, Loevner Funds, Inc. ("HLF") and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company ("IBT").

         WHEREAS, HLF and IBT have entered into a Custodian Agreement dated June 1, 1999, as amended from time to time (the "Custodian Agreement");

         WHEREAS, HLF and IBT desire to amend the Custodian Agreement subject to the terms and conditions set forth herein;

         WHEREAS, HLF and IBT have mutually agreed to certain modifications to the Custodian Agreement;

         NOW, THEREFORE, HLF and IBT hereby agree to amend the Custodian Agreement as follows:

1. AMENDMENTS.

         (a) Section 1 of the Custodian Agreement is hereby amended by deleting such Section 1 in its entirety and inserting in lieu thereof the following:

         "Bank Appointed as Custodian. The Fund hereby appoints the Bank as custodian of its Portfolio Securities and cash delivered to the Bank as hereinafter described and the Bank agrees to act as such upon the terms and conditions hereinafter set forth. For the services rendered pursuant to this Agreement the Fund agrees to pay to the Bank such fees as may be agreed to from time to time in writing between the parties."

         (b) Section 13 of the Custodian Agreement is hereby amended by deleting such Section 13 in its entirety and by inserting in lieu thereof, the following:

         "Additional Services." The Bank shall perform the additional services for the Fund as are set forth on Appendix C hereto. Appendix C may be amended from time to time upon agreement of the parties to include further additional services to be provided by the Bank to the Fund.

         (c) Section 14.5 of the Custodian Agreement is hereby amended by deleting such Section 14.5 in its entirety and by inserting in lieu thereof, the following:

         "Fees and Expenses of the Bank. For the services rendered by the Bank hereunder, the Fund will pay to the Bank such fees at such rate as shall be agreed upon in writing by the parties from time to time. The Fund will also pay or reimburse the Bank from time to time for any transfer taxes payable upon any transfers made hereunder, and for all necessary proper disbursements, expenses and charges made or incurred by the Bank in the performance of this Agreement (including any duties listed on any Schedule hereto, if any) including any indemnities for any loss, liabilities or expense to the Bank as provided herein. The Bank will also be entitled to reimbursement by the Fund for all reasonable expenses incurred in conjunction with termination of this Agreement and any conversion or transfer work done in connection therewith.

         (d) Appendix A to the Agreement--"Portfolios"--is hereby amended by deleting such Appendix A in its entirety and replacing it with Appendix A attached hereto as Exhibit A.

         (e) Appendix B to the Agreement is deleted in its entirety and reserved.

         (f) Section 18.1(a) of the Custodian Agreement is hereby amended by deleting the lead-in paragraph of such Section 18.1(a) in its entirety and replaced with the following new language:

         "18.1 (a) The term of this Agreement shall continue through May 31, 2008 (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a "Renewal Term") unless written notice of non-renewal is delivered by the non-renewing party to the other party no later than one-hundred twenty days prior to the expiration of the Initial Term or any Renewal term, as the case may be."

2. MISCELLANEOUS.

         (a) Except as amended hereby, the Custodian Agreement shall remain in full force and effect.

         (b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as an instrument under seal by its officer thereunto duly authorized as of the date first above written.


                                            HARDING, LOEVNER FUNDS, INC.

                                            By: /s/ David R. Loevner
                                            Name: David R. Loevner
                                            Title: President
                                            Date:


                                            INVESTORS BANK & TRUST COMPANY

                                            By: /s/ Andrew M. Nesvet
                                            Name:    Andrew M. Nesvet
                                            Title:   Managing Director
                                            Date: 12/10/04

                                   Exhibit A


   HARDING, LOEVNER FUNDS, INC.

   International Equity Portfolio
   Global Equity Portfolio
   Emerging Markets Portfolio